EXHIBIT 99.2


Contact:                                             Release:
KAREN M.L. WHELAN                                    Immediate
Phone:      (804) 359-9311
Fax:        (804) 254-3594
email:       investor@universalleaf.com





               UNIVERSAL CORPORATION ANNOUNCES INCREASED EARNINGS
RICHMOND, VA,   February 4, 1999 / PRNEWSWIRE

      Henry H.  Harrell,  Chairman  and Chief  Executive  Officer  of  Universal
Corporation,  announced  today that net income rose in the second  quarter ended
December 31, 1998, to $41.4 million or $1.23 per diluted share. On a per share basis, this is a 14 percent increase over the $38.1 million or $1.08 per share recorded in the second quarter last year. For the six months, net income totaled
$68.5 million or $2.01 per share compared with $70.9 million or $2.00 per share earned in the six months ended December 31, 1997. Net income for the quarter and the six months benefited from a lower tax rate of 37 percent. Last year the effective tax rate was approximately 40 percent.

         Gross revenues were $1.3 billion for the quarter and $2.2 billion for the six months compared to $1.3 billion and $2.3 billion for the respective periods a year ago. The share repurchase program is continuing and as of December 31, 1998, approximately 2.2 million shares valued at $77.5 million had been purchased out of the total $100 million authorized.

         Several factors inhibited tobacco earnings growth in the second quarter. Brazilian results were off slightly due to lower volumes handled out of the much reduced 1998 crop, and a smaller U. S. flue-cured crop meant lower volumes of tobacco processed during the period. There were also quality problems with crops in Argentina and Kyrgyzstan, and some shipments of Oriental tobacco have been delayed until the second half of the year. The negative impact of these developments was partially offset by higher earnings in Africa and in the Far East, and lower corporate and interest expenses. For the six months, these factors, combined with shipment timing issues in the first quarter, held tobacco earnings for the period below last year's record pace. It should be noted that although recent news from Brazil has caused concern in world financial circles, the currency devaluation may well be favorable for the future export of Brazilian tobacco.

         Dark tobacco earnings were higher in the second quarter, reflecting the continued tight world market for wrapper leaf, and old crop shipments. For the six months, however, dark tobacco earnings were flat compared with the year-ago period.

                                      MORE


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Universal Corporation
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         Non-tobacco  earnings were lower for the quarter and remain below those of last year for the six-month period. Lumber and building products results were negatively  affected  during the  quarter  by  excessive  rains in Holland  that seriously disrupted  construction activity and impacted revenues in the regional sales outlets. Wholesale results also declined due to margin pressures. However,
industrial   timber  earnings  were  up  due  primarily  to  improved   margins.
Agri-products  results  were  comparable  to last  year's  good  results for the quarter and higher for the six months after  excluding  earnings  from the spice joint venture which was sold in fiscal year 1998.  Tea continued to perform well with good volumes and margins.

         The leaf industry will continue to face uncertainties in the months ahead resulting from the aftermath of the tobacco settlement in the United
States; from continued economic and financial turmoil in a number of areas of Southeast Asia, Latin America and the former Soviet Union; and from uncommitted inventories held in the trade.

         These factors, which affect the overall industry environment, have thus far not had a significant effect on Universal's operations and should not materially affect earnings for the year. Management remains confident about the company's strategic direction and continues to minimize unsold inventories.
Consequently, despite the effect of adverse weather in some areas on tobacco production and on construction activity and lumber sales in Holland, the company still expects to achieve earnings for the year from continuing operations in line with its previous projections.


         The company  cautions  readers  that the  statements  contained  herein
regarding   expected   earnings  are   forward-looking   statements  based  upon
management's  current knowledge and assumptions  about future events,  including anticipated  levels of demand for the  company's  products and  services,  costs incurred in providing  these  products and services,  and timing of shipments to customers.  Lumber  earnings  could  also be  affected  by a number of  factors,
including   currency   translations  and  unusual  weather   conditions  in  the
Netherlands. Actual results, therefore, could vary from those expected. For more details on factors  that could affect  expectations,  see the  company's  Annual
Report  on Form  10-K  for the  year  ended  June 30,  1998,  as filed  with the
Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information, visit Universal's web site at www.universalcorp.com.

                                  -- M O R E --

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Universal Corporation
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                              UNIVERSAL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
                FOR THE QUARTERS ENDED DECEMBER 31, 1998 AND 1997
                (Dollars in thousands, except per-share amounts)
                                                                                      Three Months
                                                                                  1998             1997
                                                                                 -----            ----
Sales and other operating revenues                                             $1,297,719       $1,265,157
Costs and expenses
    Cost of goods sold                                                          1,129,187        1,093,490
    Selling, general and administrative                                            85,670           87,142
                                                                               ----------       ----------

Operating income
    Equity in pretax earnings of unconsolidated affiliates                          1,212            1,512
    Interest expense                                                               13,146           15,879
                                                                               ----------       ----------

Income before income taxes and other items
    Income taxes                                                                   26,243           28,691
    Minority interests                                                              3,261            3,382
                                                                               ----------       ----------

Net income                                                                        $41,424          $38,085
                                                                               ==========       ==========

Earnings per share                                                                  $1.23            $1.08
Diluted earnings per share                                                          $1.23            $1.08

Denominator for earnings per share (weighted average shares)
      Basic                                                                    33,571,791       35,172,358
      Diluted                                                                  33,614,623       35,390,125


See accompanying notes.


                                               -- M O R E --
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Universal Corporation
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                              UNIVERSAL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
               FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997
                (Dollars in thousands, except per-share amounts)

                                                                                       Six Months
                                                                                  1998             1997
                                                                                  ----             ----
Sales and other operating revenues                                             $2,177,004       $2,288,313
Costs and expenses
    Cost of goods sold                                                          1,871,888        1,974,411
    Selling, general and administrative                                           163,984          165,579
                                                                               ----------       ----------

Operating income
    Equity in pretax earnings of unconsolidated affiliates                          1,782            5,257
    Interest expense                                                               28,688           29,681
                                                                               ----------       ----------

Income before income taxes and other items
    Income taxes                                                                   42,264           49,997
    Minority interests                                                              3,481            3,044
                                                                               ----------       ----------

Net income                                                                        $68,481          $70,858
                                                                               ==========       ==========

Earnings per share                                                                  $2.02            $2.02
Diluted earnings per share                                                          $2.01            $2.00



Denominator for earnings per share (weighted average shares)
      Basic                                                                    33,981,541       35,155,747
      Diluted                                                                  34,049,234       35,359,860



See accompanying notes.

                                               -- M O R E --


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Universal Corporation
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NOTES
1. The company's operations are seasonal; therefore, the results of operations for the three- and six-month periods ended December 31, 1998, are not necessarily indicative of results to be expected for the year ending June 30, 1999. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to current year's presentation.

2. Contingencies: At December 31, 1998, total exposure under guarantees issued for banking facilities of unconsolidated affiliates was approximately $11 million. Other contingent liabilities approximate $40 million and relate principally to performance bonds and Common Market guarantees. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $40 million; however, recent currency fluctuations and possible interest rate changes could affect that amount. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations. At December 31, 1998, the company had outstanding short-term loans of $29 million and long-term loans of $17.2 million to a farmer cooperative in Argentina. The loans are secured by tobacco and liens on real property, processing machinery and equipment and other assets of the cooperative. Upon export of the tobacco, which is usually in less than twelve months, the short-term loans should be recovered. The long-term loans are scheduled for repayment over the next nine years. Ultimate collection of the loans is contingent upon the ability of the farmers to produce competitively priced tobacco suitable for export, the financial management of the cooperative and the value of the assets pledged as security for the loans.

3. As of July 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." (SFAS 130) The adoption of this statement had no impact on the company's net income or shareholders' equity. Amounts in prior year financial statements have been reclassified to conform to SFAS 130. The following table presents the calculation of comprehensive income as it applies to Universal:

--------------------------------------------------------------------------------
Periods ended December 31                     Three months          Six months
--------------------------------------------------------------------------------
(in millions)                                1998      1997        1998    1997
--------------------------------------------------------------------------------
 Net income                                  $41       $38         $68     $71
 Foreign currency translation adjustment       8         2          10      (5)
                                             ---       ---         ---     ---
     Comprehensive income                    $49       $40         $78     $66

4. The lower estimated effective tax rate in fiscal year 1999 is due to the anticipated mix of foreign and domestic earnings and management's current assessment of pending and contested tax issues.

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